CENTRAL EUROPEAN MEDIA ENTERPRISES ACQUIRES KRSAK AND PPF MINORITY INTERESTS IN TV NOVA

- 100% INTEREST IN TV NOVA ACQUIRED AT 9.4 MULTIPLE OF 2004 EBITDA -

HAMILTON, BERMUDA, June 1, 2005 -Central European Media Enterprises Ltd ("CME") (NASDAQ: CETV) today announced that it has obtained title to the ownership interest of Peter Krsak in CET 21 s.r.o. and completed the exercise of its call option on the remaining interest of PPF in the TV Nova group. CET 21 holds the national terrestrial broadcast license for TV Nova in the Czech Republic.

Subject to the finalization of the transfer of two 1.25% interests in CET 21 to the TV Nova group, CME will have acquired 100% of TV Nova. CME expects these transfers to be completed once the consent of the Council of the Czech Republic for Radio and Television Broadcasting has been obtained.

CME’s total investment (net of transaction fees of approximately $36.7 million) to acquire the TV Nova group is $898 million, including $216.4 million paid in cash to exercise the call option. At the beginning of May 2005, net debt at TV Nova was approximately $32.3 million. For the twelve months ended December 31, 2004, TV Nova Segment EBITDA was $99.4 million.

Michael Garin, CME's CEO, commented, “TV Nova - the television network with the largest all-day audience share in Europe - is a fantastic asset. We have acquired the entire company at a multiple that is much lower than we were projecting when we first announced our deal last December. We are also thrilled to have successfully completed all three stages of the acquisition so quickly. The fact that the Council for Radio and Television Broadcasting was able to give prompt consideration to the transfer of Mr. Krsak’s interest was instrumental to this and we are looking forward to maintaining a constructive relationship with the Council in the future.”

Segment EBITDA is a “non-GAAP financial measure”. Segment EBITDA is determined as segment net income/loss, which includes costs for program rights amortization, before interest, taxes, depreciation and amortization of intangible assets. As provided below, Segment EBITDA for TV Nova for the twelve months ended December 31, 2004 has been reconciled to net income from continuing operations derived from the TV Nova combined financial statements for the period ended December 31, 2004, which have been audited in accordance with US GAAP.

Reconciliation of TV Nova Segment EBITDA to TV Nova US GAAP audited financial statements	Twelve months ended December 31, 2004

US$ ‘000
Net income from continuing operations	55,044

Minority interests and income taxes	29,653

Adjustments for interest income and expense, foreign exchange (net) and other income	8,020

Depreciation and amortization	6,680

Segment EBITDA	99,397

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Forward-Looking and Cautionary Statements

This press release contains forward-looking statements, including statements regarding the expected completion of the acquisition of certain minority interests. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic investment plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the receipt of necessary regulatory approvals, the receipt of other third party consents, the rate of development of advertising markets in countries where we operate, general market and economic conditions in these countries, the US and Western Europe, the renewals of broadcasting licenses, the general regulatory environment and compliance, the ability to acquire programming and the ability to attract audiences.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations in six Central and Eastern European countries reaching an aggregate of approximately 90 million people. The Company’s television stations are located in Croatia (Nova TV), Czech Republic (TV Nova), Romania (PRO TV, Acasa, PRO Cinema), Slovakia (Markiza), Slovenia (POP TV, Kanal A) and Ukraine (Studio 1+1). CME is traded on the NASDAQ under the ticker symbol “CETV”.

For additional information, please visit www.cetv-net.com or contact:

United States:	United Kingdom:
Jonathan Lesko/Michael Smargiassi (Investors) Olga Shmuklyer (Press) Brainerd Communicators, Inc. +1-212-986-6667	Wallace Macmillan (Investors) Vice President Finance & Chief Financial Officer +44-20-7430-5430